Exhibit 99.1

Zogenix Provides Corporate Update and Reports Fourth Quarter and Full-Year 2019 Financial Results
•NDA for FINTEPLA® in Dravet syndrome accepted for review by FDA; new PDUFA target action date of June 25, 2020
•Two-year interim analysis of FINTEPLA open-label extension study in Dravet syndrome patients demonstrated a 77% and 83% reduction in median convulsive seizure frequency at one and two years, respectively
•Global Phase 3 study of FINTEPLA in Lennox-Gastaut syndrome achieved primary drop seizure reduction endpoint with high statistical significance
EMERYVILLE, California, March 2, 2020 — Zogenix, Inc. (NASDAQ: ZGNX), a global pharmaceutical company developing rare disease therapies, today provided a corporate update and announced financial results for the quarter and full-year ended December 31, 2019. The Company will host a conference call today, Monday, March 2, at 4:30 PM Eastern Time/1:30 PM Pacific Time.
“The last six months have been especially active as we continued to advance our lead programs through the development and regulatory review processes. In the fourth quarter, the U.S. Food and Drug Administration (FDA) accepted our New Drug Application (NDA) filing for FINTEPLA® in Dravet syndrome with Priority Review,” said Stephen J. Farr, Ph.D., President and CEO of Zogenix. “While our Prescription Drug User Fee Act (PDUFA) target action date was recently extended by three months to June 25, 2020, in response to an information request from the FDA, we remain very confident in the data supporting our NDA submission, and continue to actively prepare for the potential commercial launch of FINTEPLA.”
“Additionally, we are pleased to announce that the results from an interim analysis of our ongoing open-label extension (OLE) study in Dravet syndrome continues to show clinically meaningful reductions in convulsive seizure frequency for up to two years of treatment, further highlighting that FINTEPLA may be an important new treatment option for patients with Dravet syndrome,” continued Dr. Farr.
“In a different rare epilepsy, Lennox-Gastaut syndrome (LGS), we were very pleased with the recently announced positive top-line results from Study 1601, our global, pivotal Phase 3 trial in LGS, which highlight FINTEPLA’s potential to also be an important new treatment option for LGS, one of the most difficult to treat rare epilepsies,” concluded Dr. Farr.
Corporate Update
•FINTEPLA for the treatment of seizures associated with Dravet syndrome:
◦FDA accepted NDA submission with Priority Review in November 2019
◦FDA recently extended their review period for the NDA by three months, with a new PDUFA target action date of June 25, 2020, to allow FDA additional time to review additional data and conduct additional efficacy analyses from Zogenix’s two successfully completed pivotal Phase 3 studies (Study 1 and Study 1504)
◦FINTEPLA Marketing Authorization Application (MAA) under active review by the European Medicines Agency (EMA)
◦Commercial readiness activities ongoing in the U.S. and Europe
◦An interim analysis of the OLE study with a cutoff date in the first quarter of 2019 includes results for a total of 330 patients, with a median treatment duration of 445 days (range 7-899 days). In patients treated up to one year (n=222), there was a 77% decrease (p<0.001; IQR -42, -95) in median convulsive seizure frequency when comparing treatment effect at months 10 - 12 to baseline; and for those treated up to two years (n=52), the median decrease in convulsive seizure frequency was 83% (p<0.001; IQR -58, -100) at months 22 — 24 compared to baseline.
▪Data to be presented at American Academy of Neurology Annual Meeting in Toronto, April 25 — May 1, 2020

◦Results from the Company’s two pivotal Phase 3 studies of FINTEPLA in Dravet syndrome were published in JAMA Neurology (Study 1504) and The Lancet (Study 1)
◦Presented eight abstracts, including three-late breaker presentations with new data analyses from the Dravet syndrome clinical program, at the annual American Epilepsy Society meeting in December 2019
•FINTEPLA for the treatment of seizures associated with LGS:
◦Primary endpoint achieved in Study 1601; patients taking FINTEPLA 0.7 mg/kg/day demonstrated a statistically significant median reduction of 26.5% in monthly drop seizure frequency (p=0.0012)
◦No cases of valvular heart disease or pulmonary hypertension observed in Study 1601
•MT1621 for the treatment of TK2 deficiency:
◦Announced results of the Phase 2 RETRO study in October 2019
◦FDA meeting scheduled in early second quarter to discuss next steps for MT1621 program
◦Enrollment complete in Study 102, a prospective, open-label, continuation study of MT1621 in patients with TK2 deficiency
Fourth Quarter 2019 Financial Results
•The Company recorded $1.9 million in revenue for the fourth quarter ended December 31, 2019, as a result of its March 2019 collaboration with Nippon Shinyaku Co., Ltd. for FINTEPLA in Dravet syndrome and LGS in Japan. Zogenix recorded no revenue for the corresponding period of 2018.
•Research and development expenses for the fourth quarter ended December 31, 2019, totaled $35.8 million, up from $23.6 million in the fourth quarter ended December 31, 2018, as the Company concluded Phase 3 clinical trials in Dravet syndrome and expanded clinical trial activities related to its ongoing Phase 3 development program of FINTEPLA in LGS.
•Selling, general and administrative expenses for the fourth quarter ended December 31, 2019, totaled $18.7 million, compared with $11.3 million in the fourth quarter ended December 31, 2018. The increase was driven by commercial launch preparations.
•Net loss for the fourth quarter ended December 31, 2019, was $56.1 million, or a net loss of $1.26 per share, compared with a net loss of $22.4 million, or a net loss of $0.53 per share, in the fourth quarter ended December 31, 2018.
Year Ended December 31, 2019 Financial Results Compared to Year Ended December 31, 2018
•The Company recorded $3.6 million in revenue for the year ended December 31, 2019, as a result of its March 2019 collaboration with Nippon Shinyaku Co., Ltd. for FINTEPLA in Dravet syndrome and LGS in Japan. Zogenix recorded no revenue for the corresponding period of 2018.
•Research and development expenses for the year ended December 31, 2019, totaled $115.6 million, up from $100.9 million in the year ended December 31, 2018, as the Company concluded Phase 3 clinical trials in Dravet syndrome and expanded clinical trial activities related to its ongoing Phase 3 development program of FINTEPLA in LGS.
•Selling, general and administrative expenses for the year ended December 31, 2019, totaled $60.8 million, up from $39.0 million in the year ended December 31, 2018. The increase was driven by commercial launch preparations.
•Net loss for the year ended December 31, 2019, was $419.5 million, or a net loss of $9.74 per share, compared with a net loss of $123.9 million, or a net loss of $3.27 per share, in the year ended December 31, 2018. The increase in net loss was primarily attributable to $251.4 million of acquired in-process research and development consisting of existing research and development projects at the time of the Modis acquisition.
•As of December 31, 2019, the Company had $251.2 million in cash, cash equivalents, and marketable securities, compared to $514.2 million at December 31, 2018. The decrease in cash was primarily attributable to the $175.5 million used for the Modis acquisition on September 6, 2019.

Conference Call Details
Monday, March 2 at 4:30 PM Eastern Time / 1:30 PM Pacific Time
Toll Free: 877-407-9716
International: 201-493-6779
Conference ID: 13699528
Webcast: http://public.viavid.com/index.php?id=138178

About Zogenix
Zogenix is a global pharmaceutical company committed to developing and commercializing therapies with the potential to transform the lives of patients and their families living with rare diseases. The company has two late-stage development programs underway: FINTEPLA® (ZX008, fenfluramine oral solution) for the treatment of seizures associated with Dravet and Lennox-Gastaut syndromes, two rare and often-catastrophic childhood-onset epilepsies, and MT1621, a novel substrate enhancement therapy for the treatment of a rare genetic disorder called TK2 deficiency.

Forward-Looking Statements
Zogenix cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed,” and similar expressions are intended to identify forward-looking statements. These statements include the timing of the FDA’s PDUFA target action date and the timing of review by the EMA with respect to the NDA and MAA, respectively, for FINTEPLA for the treatment of patients with Dravet syndrome; the potential that FINTEPLA, if approved, will be provide treatment options for patients with Dravet syndrome and LGS; our plans to commercialize FINTEPLA, if approved; the timing of regulatory submissions and meetings or other interactions with regulatory agencies; and the potential for MT1621 to significantly improve outcomes in patients with TK2 deficiency. These statements are based on Zogenix’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Zogenix that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in Zogenix’s business, including, without limitation: the FDA and EMA may disagree that the existing safety and efficacy data, or Zogenix’s analysis of such data, is sufficient to support marketing approval; top-line data the Company reports is based on preliminary analysis of key efficacy and safety data, and such data may change following a more comprehensive review of the data related to the clinical trial and such top-line data may not accurately reflect the complete results of a clinical trial; later developments with the FDA that may be inconsistent with feedback received at prior meetings with the FDA; additional data from Zogenix’s ongoing studies may contradict or undermine the data submitted in the Dravet syndrome NDA for FINTEPLA or reported for LGS; unexpected adverse side effects or inadequate therapeutic efficacy of FINTEPLA that could limit approval and/or commercialization, or that could result in recalls or product liability claims; Zogenix may not be successful in executing our sales and marketing strategy for the commercialization of FINTEPLA, if approved; and other risks described in Zogenix’s prior press releases as well as in public periodic filings with the U.S. Securities & Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Zogenix undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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CONTACTS:

Zogenix
Melinda Baker
Senior Director, Corporate Communications
+1 (510) 788-8732 | corpcomms@zogenix.com

Investors
Brian Ritchie
Managing Director, LifeSci Advisors LLC
+1 (212) 915-2578 | britchie@lifesciadvisors.com

Zogenix, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	December 31,
	2019	2018
Assets:
Current assets:
Cash and cash equivalents	$62,070	$68,454
Marketable securities	189,085	445,733
Prepaid expenses	8,593	6,718
Acquisition holdback amount placed in escrow	25,000	—
Other current assets	2,491	11,825
Total current assets	287,239	532,730
Property and equipment, net	9,424	2,870
Operating lease right-of-use assets	7,774	—
Indefinite-lived intangible asset	102,500	102,500
Goodwill	6,234	6,234
Other noncurrent assets	1,079	3,997
Total assets	$414,250	$648,331
Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$7,979	$7,989
Accrued clinical trial expenses	18,666	10,621
Other current liabilities	11,451	7,465
Acquisition holdback liability	24,444	—
Deferred revenue, current	5,927	—
Current portion of operating lease liabilities	1,322	—
Current portion of contingent consideration	25,600	32,300
Total current liabilities	95,389	58,375
Deferred revenue, noncurrent	7,425	—
Operating lease liabilities, net of current portion	10,752	—
Contingent consideration, net of current portion	38,200	45,900
Deferred tax liability	17,425	17,425
Deferred rent and lease incentive obligation	—	3,830
Total liabilities	169,191	125,530
Commitments and contingencies
Stockholders’ equity:
Common stock	45	42
Additional paid-in capital	1,360,092	1,218,710
Accumulated other comprehensive income	379	3
Accumulated deficit	(1,115,457)	(695,954)
Total stockholders’ equity	245,059	522,801
Total liabilities and stockholders’ equity	$414,250	$648,331

Zogenix, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Collaboration revenue	$1,949	$—	$3,648	$—
Operating expenses:
Research and development	35,820	23,596	115,639	100,925
Selling, general and administrative	18,653	11,287	60,792	38,950
Acquired IPR&D and related costs	2,000	—	251,438	—
Change in fair value of contingent consideration	2,900	(1,900)	5,600	1,300
Total operating expenses	59,373	32,983	433,469	141,175
Loss from operations	(57,424)	(32,983)	(429,821)	(141,175)
Other income (expense):
Interest income	1,283	3,175	9,802	7,164
Other income (expense)	81	7,375	516	10,295
Total other income	1,364	10,550	10,318	17,459
Net loss from continuing operations	(56,060)	(22,433)	(419,503)	(123,716)
Loss from discontinued operations	—	—	—	(198)
Net loss	$(56,060)	$(22,433)	$(419,503)	$(123,914)

Net loss per share, basic and diluted	$(1.26)	$(0.53)	$(9.74)	$(3.27)